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                                                                  EXHIBIT 10.19


                                LETTER OF INTENT

                               November 20, 1996

Mr. Alain Kuhner
President
Krystal Ingenierie S.A.
13, rue Edmond Michelet
94276 Le Kremlin-Bicetre
Cedex, France

Dear Alain:

         This non-binding letter of intent (the "Letter of Intent") outlines the basic terms and conditions pursuant to which Krystal Ingenierie S.A. ("Krystal") would become a wholly-owned subsidiary of Template Software, Inc. ("Template").

         1.      FORM OF REORGANIZATION.

                 a. The parties intend that the combination of Template and Krystal would be structured as a stock for stock exchange in which (i) all of the shareholders of Krystal as identified on Schedule A (the "Krystal Shareholders") would exchange their stock of Krystal for shares of Template common stock, par value $.01 per share ("Template Common Stock"), and (ii) Mr. Kuhner would assign to Template certain indebtedness (the "Assigned Indebtedness") of Krystal in the aggregate amount of FF 3,914,331.36 in exchange for shares of Template Common Stock (the "Reorganization").

                 b. The parties intend for the Reorganization to be treated for tax purposes as a non taxable reorganization, to the extent permissible under applicable law.



         2.      CONSIDERATION.

                 a. The total consideration for the 2500 shares of Krystal Common Stock would be 48,064 shares (the "Exchange Shares") of Template Common Stock. The total consideration for the Assigned Indebtedness would be 45,686 shares (the "Kuhner Shares", and together with the Exchange Shares, the "Template Shares") of Template Common Stock. On the date of the closing of the Reorganization (the "Closing Date"), (i) in exchange for 2500 shares of Common Stock of Krystal, Template would issue and deliver to the Krystal Shareholders the Exchange Shares pro rata in proportion to such shareholders' percentage interest in Krystal, and (ii) in exchange for the assignment of the Assigned Indebtedness, Template would issue and deliver to Mr. Kuhner the Kuhner Shares.
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                 b.       The number of Template Shares to be issued would be
subject to appropriate adjustment to reflect any recapitalizations in the nature of stock splits, combinations, share dividends or similar changes in Template's capitalization ("Recapitalizations") between the date hereof and the date of the applicable closing in respect of the Template Shares.

                 c. The parties acknowledge that the number of Template Shares in paragraph 2(a) above is based on a valuation of $16 per share of Template Common Stock. In the event that Template consummates an initial public offering of its Common Stock (an "IPO") within six (6) months after the Closing Date and the price at which such IPO is closed is less than $13 per share (as adjusted for any Recapitalizations between the date hereof and the closing of the IPO), then the aggregate number of Template Shares issuable to the Krystal Shareholders and Mr. Kuhner in accordance with Section 2(a) above would be increased to a number of shares of Template Common Stock determined in accordance with the following formula:

                               1,218,750      = B
                               ---------
                                   A

where A is the price per share of Template Common Stock in the IPO and B is the number of Template Shares issuable to the Krystal Shareholders and Mr. Kuhner in connection with the Reorganization. Any excess Template Shares would be issued to the Krystal Shareholders and Mr. Kuhner on a pro rata basis within thirty (30) days following the closing of the IPO.

         3.      DUE DILIGENCE.

                 a. Prior to the Closing Date, Template and Krystal (including their respective appropriate affiliates) shall have concluded such legal, financial and other due diligence activities as the party conducting the same shall deem appropriate and the results thereof shall be reasonably satisfactory to the party conducting such activities.

                 b. The parties to this Letter of Intent acknowledge that neither has been afforded full access to the information necessary to perform their respective due diligence. Accordingly, upon the execution of this Letter of Intent, Krystal shall grant to Template, and Template shall grant to the Krystal Shareholders, such access to the business, assets and related records of the other for a period that shall extend for no more than thirty (30) days.

         4.      CONFIDENTIALITY.

                 a. Template and Krystal acknowledge that, during the course of such review, each would obtain access to certain proprietary and/or confidential material ("Confidential Material"). Template and Krystal shall not disclose Confidential Material to any third party other than professionals advisors retained in connection with this transaction





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who agree to or have a similar duty of non-disclosure, and shall not use such
Confidential Information for any purpose other than evaluation of the proposed Reorganization. In the event the parties do not consummate the transactions contemplated by this Letter of Intent, the parties hereto shall return all Confidential Material obtained through due diligence activities.

                 b. Unless by order of a court or other governmental authority of competent jurisdiction, the parties hereto agree to keep all terms of this Letter of Intent confidential until such time as the parties mutually agree on disclosure thereof.

         5. EXCLUSIVITY. In consideration of Template's due diligence efforts, Krystal shall, upon execution hereof, for a period of one hundred twenty (120) days, withdraw Krystal's business from the market, shall not engage in any negotiations looking towards the sale or merger of such business except with Template, and Template and Krystal shall negotiate in good faith concerning the transactions contemplated by this Letter of Intent.

         6.      REORGANIZATION AGREEMENT.

                 a. Subject to Template's due diligence review, the Reorganization would be more formally described in a Stock Purchase Agreement by and among Template and the Krystal Shareholders (the "Reorganization Agreement") which would also contain such additional terms, conditions, representations, warranties, and covenants as are customary in such agreements and as are mutually agreed upon. The Reorganization Agreement would be based upon the essential terms and conditions set forth in this Letter of Intent, and would contain such additional terms and conditions as are customarily found in such agreements.

                 b. Subject to the parties' due diligence review, the parties shall use their respective best efforts to enter into the Reorganization Agreement within thirty (30) days after the date hereof.

                 c. At the Closing Date, there shall have been no material adverse change in the assets, properties, operations, or condition (financial or otherwise) of Krystal's business as compared to the condition of same on the date of this Letter of Intent; and there shall be delivered to Template a certificate to such effect, dated the Closing Date, signed on behalf of Krystal by an officer of Krystal.

                 d. Pursuant to the Reorganization Agreement, Template would have the right to use Krystal's existing leased office facility for a period of three (3) months following the Closing Date.

         7. BOARD AND SHAREHOLDER APPROVAL. It is expressly understood that the terms of the Reorganization and this Letter of Intent are subject to the approval of the board and shareholders of Template and Krystal.





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         8.      BROKER.  The parties represent to each other that no broker has been involved in the proposed transaction. Each party agrees to indemnify the other against any brokerage claims.

         9. LOCK-UP; STANDSTILL. In connection with any future IPO, each of the Krystal Shareholders would agree not to sell any shares of Template Common Stock within any period requested by Template's underwriters (not to exceed 180 days following the closing of the IPO). Further, for a period of one (1) year following the closing of an IPO, the Krystal Shareholders would agree not to own, in the aggregate, more than two percent (2%) of the issued and outstanding equity of Template.

         10. GOVERNING LAW. The Reorganization Agreement and the transactions contemplated thereby would be governed by the laws of the Commonwealth of Virginia in the United States of America, except for matters relating to the corporate existence and governance of Krystal and the taxation of the Krystal Shareholders which would be governed by applicable French law.

         This Letter of Intent is non-binding other than paragraphs 4 and 5 above which shall be binding on the parties hereto. Consummation of the Reorganization is subject to the satisfactory completion of the parties' due diligence and the execution of appropriate definitive documentation with respect to the Reorganization, as well as the procurement of any required approvals from French or U.S. governmental authorities.





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         Please indicate your agreement with the non-binding terms of this letter of intent by signing and returning a copy of this letter to me. This agreement may be signed in counterparts.

                                          Very truly yours,

                                          TEMPLATE SOFTWARE, INC.



                                          By:
                                                  ------------------------------
                                                  E. Linwood Pearce
                                                  Chief Executive Officer

ACCEPTED AND AGREED TO
ON THIS 20TH DAY OF NOVEMBER, 1996:

SHAREHOLDERS:
-------------

-------------------------
Alain Kuhner


-------------------------
Adriaan de Graaf


-------------------------
Philippe Pointon


-------------------------
Brigitte Kuhner





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                                   SCHEDULE A


                              KRYSTAL SHAREHOLDERS



NAME                              NUMBER OF SHARES          PERCENTAGE INTEREST
----                              ----------------          -------------------
Alain Kuhner                           2,497                       99.8%

Adriaan de Graaf                           1                        .04%

Philippe Pointon                           1                        .04%

Brigitte Kuhner                            1                        .04%





Total Outstanding Shares:              2,500





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